UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 18, 2005

CHASE BANK USA, NATIONAL ASSOCIATION

(Exact name of registrant as specified in its charter)

(As Servicer on behalf of FIRST USA CREDIT CARD MASTER TRUST)

Laws of the United States	33-50600	51-0269396
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

201 North Walnut Street, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

302/594-4000

Registrant’s telephone number, including area code

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

The Office of the Comptroller of the Currency (“OCC”) has recently provided new interpretive guidance to Chase USA and other OCC regulated banks that will result in an increase in the minimum payments due on a portion of the accounts in Chase USA’s servicing portfolio when fully implemented by Chase USA. The OCC guidance is intended to be responsive to concerns raised by the Federal Financial Institutions Examination Council that minimum payment requirements currently used by credit card lenders increase credit risk and mask portfolio quality and that credit card lenders ought to require minimum payments that amortize outstanding account balances over a reasonable period of time.

Chase USA expects to implement the increased minimum payment requirement in stages commencing in the third quarter of 2005 with full implementation expected by the end of the first quarter of 2006. Chase USA expects that such change in the minimum payment requirement is likely to result in an increase in delinquencies and charge-offs in the accounts in the First USA Master Trust, although Chase USA cannot predict with any degree of certainty the effect of any such increase.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHASE BANK USA, NATIONAL ASSOCIATION as Servicer

By:	/s/ Patricia M. Garvey
Name:	Patricia M. Garvey
Title:	Vice President

Date: March 18, 2005